Issuer Free Writing Prospectus dated June 6, 2022

Filed Pursuant to Rule 433

Registration No. 333-253630

(Supplementing the Preliminary Prospectus Supplement

dated June 6, 2022 to the Prospectus dated February 26, 2021)

Pacific Gas and Electric Company

PRICING TERM SHEET

$450,000,000 4.950% First Mortgage Bonds due 2025 (the “2025 Fixed Rate Mortgage Bonds”)

$450,000,000 5.450% First Mortgage Bonds due 2027 (the “2027 Fixed Rate Mortgage Bonds”)

$600,000,000 5.900% First Mortgage Bonds due 2032 (the “2032 Fixed Rate Mortgage Bonds”)

(all together, the “Mortgage Bonds”)

The information in this pricing term sheet relates to Pacific Gas and Electric Company’s offering of the mortgage bonds listed above and should be read together with the preliminary prospectus supplement dated June 6, 2022 (the “Preliminary Prospectus Supplement”) relating to such offering and the accompanying prospectus dated February 26, 2021, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included in the Registration Statement No. 333-253630 (as supplemented by such Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Other information (including financial information) presented or incorporated by reference in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Capitalized terms not defined herein are defined as such in the Preliminary Prospectus.

Issuer:	Pacific Gas and Electric Company (the “Company”)

Anticipated Ratings (Moody’s/S&P/Fitch)*:	Baa3 (stable) / BBB- (negative) / BBB- (positive)

Trade Date:	June 6, 2022

Settlement Date:	June 8, 2022 (T+2)

Proceeds to the Company:	Approximately $1,488,700,500 (after deducting the underwriting discounts, but before deducting estimated offering expenses payable by the Company).

Use of Proceeds:	The Company expects to use the net proceeds from the offering for the repayment of borrowings outstanding under the Utility Revolving Credit Facility.

Joint Book-Running Managers:	BMO Capital Markets Corp. BNP Paribas Securities Corp. BofA Securities, Inc. Credit Suisse Securities (USA) LLC

Co-Managers:	SMBC Nikko Securities America, Inc. Blaylock Van, LLC BNY Mellon Capital Markets, LLC Great Pacific Securities Mischler Financial Group, Inc.

Aggregate Principal Amount Offered:	2025 Mortgage Bonds: $450,000,000 2027 Mortgage Bonds: $450,000,000 2032 Mortgage Bonds: $600,000,000

Issue Price:

2025 Mortgage Bonds: 99.882%, plus accrued interest, if any, from June 8, 2022

2027 Mortgage Bonds: 99.825%, plus accrued interest, if any, from June 8, 2022

2032 Mortgage Bonds: 99.699%, plus accrued interest, if any, from June 8, 2022

Maturity Date:	2025 Mortgage Bonds: June 8, 2025 2027 Mortgage Bonds: June 15, 2027 2032 Mortgage Bonds: June 15, 2032

Interest:	2025 Mortgage Bonds: 4.950% per annum 2027 Mortgage Bonds: 5.450% per annum 2032 Mortgage Bonds: 5.900% per annum

Interest Payment Dates:

2025 Mortgage Bonds: Payable semi-annually in arrears on June 8 and December 8 of each year, commencing on December 8, 2022

2027 Mortgage Bonds: Payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2022

2032 Mortgage Bonds: Payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2022

Regular Record Dates:

With respect to the 2025 Mortgage Bonds, May 25 and November 24, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day)

With respect to the 2027 Mortgage Bonds, June 1 and December 1, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day)

With respect to the 2032 Mortgage Bonds, June 1 and December 1, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day)

Benchmark Treasury:	2025 Mortgage Bonds: 2.750% due May 15, 2025 2027 Mortgage Bonds: 2.625% due May 31, 2027 2032 Mortgage Bonds: 2.875% due May 15, 2032

Benchmark Treasury Price:	2025 Mortgage Bonds: 99-14 3⁄4 2027 Mortgage Bonds: 98-03 2032 Mortgage Bonds: 98-19

Benchmark Treasury Yield:	2025 Mortgage Bonds: 2.943% 2027 Mortgage Bonds: 3.040% 2032 Mortgage Bonds: 3.040%

Spread to Benchmark Treasury:	2025 Mortgage Bonds: +205 basis points 2027 Mortgage Bonds: +245 basis points 2032 Mortgage Bonds: +290 basis points

Yield to Maturity:	2025 Mortgage Bonds: 4.993% 2027 Mortgage Bonds: 5.490% 2032 Mortgage Bonds: 5.940%

Optional Redemption:

Prior to (i) in the case of the 2025 Mortgage Bonds, June 8, 2025 (the maturity date of the 2025 Mortgage Bonds), (ii) in the case of the 2027 Mortgage Bonds, May 15, 2027 (one month prior to the maturity date of the 2027 Mortgage Bonds) and (iii) in the case of the 2032 Mortgage Bonds, March 15, 2032 (three months prior to the maturity date of the 2032 Mortgage Bonds) (the applicable date with respect to the 2027 Mortgage Bonds and the 2032 Mortgage Bonds, each a “Par Call Date”), the Company may redeem the 2025 Mortgage Bonds, the 2027 Mortgage Bonds and/or the 2032 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

•   1(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (with respect to the 2027 Mortgage Bonds and the 2032 Mortgage Bonds, assuming the 2027 Mortgage Bonds and 2032 Mortgage Bonds matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points in the case of the 2025 Mortgage Bonds, 40 basis points in the case of the 2027 Mortgage Bonds and 45 basis points in the case of the 2032 Mortgage Bonds, each less (b) interest accrued to the date of redemption; and

•   (2) 100% of the principal amount of the 2025 Mortgage Bonds, 2027 Mortgage Bonds and 2032 Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date for the 2027 Mortgage Bonds and the 2032 Mortgage Bonds, the Company may redeem the 2027 Mortgage Bonds and/or the 2032 Mortgage Bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 Mortgage Bonds or 2032 Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP / ISIN:	2025 Mortgage Bonds: 694308 KE6 / US694308KE68 2027 Mortgage Bonds: 694308 KF3 / US694308KF34 2032 Mortgage Bonds: 694308 KG1 / US694308KG17

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting each of: BMO Capital Markets Corp. at 1-866-864-7760, BNP Paribas Securities Corp. at 1-800-854-5674, BofA Securities, Inc. at 1-800-294-1322, or Credit Suisse Securities (USA) LLC at 1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.